Exhibit 99.2

PetVivo Holdings Announces Closing of Public Offering and Nasdaq Listing

MINNEAPOLIS, MN, August 13, 2021 Globe Newswire/ — PetVivo Holdings, Inc. (Nasdaq: PETV, PETVW) (“PetVivo” or the “Company”), an emerging biomedical device company focused on the licensing and commercialization of innovative medical devices and therapeutics for pets, today closed its previously announced underwritten public offering of 2,500,000 units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock. Each unit was sold to the public at a price of $4.50. The gross proceeds to the Company from the offering were approximately $11.25 million before deducting underwriting discounts, commissions and other offering expenses. The warrants will have a per share exercise price of $5.625, are exercisable immediately, and expire five years from the date of issuance.

The common shares and warrants began trading on the Nasdaq Capital Market under the symbols “PETV” and “PETVW” respectively, on August 11, 2021.

The Company has granted the underwriter a 45-day option to purchase up to 375,000 additional shares of common stock and/or up to 375,000 additional warrants to cover over-allotments, if any. In connection with the closing of this offering, the underwriter has exercised its over-allotment option to purchase an additional 375,000 warrants. The underwriter has retained the right to exercise the balance of its over-allotment option within the 45-day period.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as sole book-running manager for the offering.

The Company intends to use the proceeds to provide funding for general corporate purposes including marketing of our Kush® products, debt repayment, research and development of our current product pipeline, purchase of manufacturing equipment and working capital.

The Securities and Exchange Commission ("SEC") declared effective a registration statement on Form S-1 relating to these securities on August 10, 2021. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained, by contacting ThinkEquity, 17 State Street, 22nd Floor, New York, NY 10004, telephone (877) 436-3673, email: prospectus@think-equity.com. Investors may also obtain these documents at no cost by visiting the SEC's website at https://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PetVivo Holdings, Inc.

PetVivo Holdings, Inc. is an emerging biomedical device company currently focused on the manufacturing, commercialization and licensing of innovative medical devices and therapeutics for companion animals. The Company's strategy is to leverage human therapies for the treatment of companion animals in a capital and time efficient way. A key component of this strategy is the accelerated timeline to revenues for veterinary medical devices, which enter the market much earlier than more stringently regulated pharmaceuticals and biologics.

PetVivo has a pipeline of seventeen products for the treatment of animals and people. A portfolio of twenty-one patents protects the Company's biomaterials, products, production processes and methods of use. The Company’s lead product Kush, a veterinarian-administered, intraarticular injection for the treatment of osteoarthritis in dogs and horses, is scheduled for expanded commercial sale later this year.

Forward Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements, including the potential listing of the Company’s common stock on Nasdaq, are based on information currently available the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021 and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

John Lai, CEO

PetVivo Holdings, Inc.

Email: info1@petvivo.com

(952) 405-6216